Exhibit 77Q.2 – Principal Real Estate Income Fund, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act and Section 30(h) of the 1940 Act, and the rules thereunder, require the Principal Real Estate Income Fund, Inc.’s (the “Fund”) officers and Trustees, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of the Fund’s Common Shares (the “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange and to furnish the Fund with copies of all Section 16(a) forms they file.  Based solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Fund believes that as of the Fund’s fiscal year end on October 31, 2016, all Section 16(a) filing requirements applicable to the Fund’s officers, Trustees and greater than 10% beneficial owners were complied with; with the exception of a statement of initial beneficial ownership on Form 3 of DST Systems, Inc. (“DST”) (parent company of ALPS Advisors, Inc.), a beneficial owner of the Fund, that was not filed within 10 days following the day on which DST became a reporting person.